UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

PRIVATEBANCORP, INC.
(Exact name of registrant as specified in its charter)

_____________________________

Delaware (State or other jurisdiction of Incorporation)	000-25887 (Commission File Number)	36-3681151 (I.R.S. Employer Identification No.)
Ten North Dearborn Chicago, Illinois (Address of principal executive offices)		60602 (Zip Code)

Registrant’s telephone number, including area code: (312) 683-7100

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR    240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

(a) The information set forth in Item 2.03 is incorporated by reference herein.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 5, 2005, PrivateBancorp, Inc.’s (the “Company”) newly formed wholly-owned special purpose finance subsidiary, PrivateBancorp Statutory Trust III, a Connecticut statutory trust (the “Trust”), issued $40,000,000 of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors pursuant to an applicable exemption from registration. The Capital Securities mature in December 2035, are redeemable at the Company’s option beginning after five years at par, and require quarterly distributions by the Trust to the holders of the Capital Securities, initially at a rate of 6.10% until December 2010, and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. The Company has irrevocably and unconditionally guaranteed the Capital Securities and, to the extent not paid by the Trust, accrued and unpaid distributions on the Capital Securities and the redemption price payable to the Capital Securities holders, in each case to the extent the Trust has funds available. The proceeds of the Capital Securities, along with proceeds of $1,238,000 from the issuance of common securities (the “Common Securities”) by the Trust to the Company, were used by the Trust to purchase $41,238,000 of the Company’s fixed/floating rate junior subordinated debt securities (the “Debentures”). The Company will use a portion of the proceeds from the sale of the Debentures to fund the previously announced redemption of the Company’s currently outstanding $20,618,560 in aggregate principal amount of 9.50% Junior Subordinated Debentures due 2030, and related 2,000,000 shares of 9.50% Cumulative Trust Preferred Securities issued by PrivateBancorp Capital Trust I. The redemption date for these securities is December 31, 2005. The Company will incur a one-time charge to earnings of approximately $980,000 during the fourth quarter 2005, relating to the remaining unamortized underwriting commissions and other offering expenses associated with the issuance of these securities in 2001.

The Debentures were issued pursuant to an indenture dated as of December 5, 2005, between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). Like the Capital Securities, the Debentures bear interest initially at a rate of 6.10% until December 2010, and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. The interest payments by the Company on the Debentures will be used to pay the quarterly distributions payable by the Trust to the holders of the Capital Securities. However, so long as no event of default, as described below, has occurred under the Debentures, the Company may defer interest payments on the Debentures (in which case the Trust will be entitled to defer distributions otherwise due on the Capital Securities) for up to 20 consecutive quarters.

The Debentures are subordinated to the prior payment of any other indebtedness of the Company that, by its terms, is not similarly subordinated. The Debentures mature on December 15, 2035, but may be redeemed at par at the Company’s option at any time on or after December 15, 2010, or at any time upon certain events, such as a change in the regulatory capital treatment of the Debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events.

The Debentures may be declared immediately due and payable at the election of the trustee or holders of at least 25% of aggregate principal amount of the outstanding Debentures upon the occurrence of an event of default. An event of default generally means (1) default in the payment of any interest when due that continues unremedied for a period of 30 days, except in the case of an election by the Company to defer payment of interest for up to 20 consecutive quarters (which does not constitute an event of default), (2) a default in the payment of the principal amount of the Debentures as and when such amount becomes due, including at maturity, (3) a default in the payment of any interest following the deferral of interest payments by the Company for 20 consecutive quarters, (4) a default in the Company’s performance, or breach, of any covenant or agreement in the Indenture which is not cured within 90 days, (5) the institution or commencement of any bankruptcy or similar proceedings by or against the Company, or (6) the liquidation, dissolution or winding up of the Trust, other than as contemplated in the Indenture.

The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the Capital Securities, and the payment of the principal amount of the Capital Securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or the principal amount of the Capital Securities after having received interest payments or principal payments on the Debentures from the Company for the purpose of paying those distributions or the principal amount of the Capital Securities.

Attached as Exhibit 99.1 is a copy of the press release relating to the Company’s announcement of the closing of the transaction, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release dated December 5, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2005	PRIVATEBANCORP, INC. By: /s/ Ralph B. Mandell Ralph B. Mandell Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Number	Description

Exhibit 99.1	Press Release dated December 5, 2005.